UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 30, 2019

Nestbuilder.com Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55875	82-3254264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 W. Passaic Street, Suite 301

Rochelle Park, NJ 07662

(Address of principal executive offices) (zip code)

(201) 845-7001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material Definitive Agreement.

On May 30, 2019, we entered into Stock Purchase Agreements with three investors, pursuant to which we agreed to issue to such investors a total of 640,000 shares of Series A Convertible Preferred Stock, at a per-share purchase price of $0.25 per share, for a total of $160,000.

The foregoing does not purport to be a complete description of the terms of the Stock Purchas Agreements and is qualified in its entirety by reference to the full text of the Form of Stock Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. Readers should review this agreement for a complete understanding of the terms and conditions associated with the transaction.

Item 3.02 Unregistered Sale of Equity Securities.

On May 31, 2019, following the effective time of the Certificate of Designation (as defined below), we issued 640,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, to three investors in exchange for a total of $160,000.

The issuances of Series A Convertible Preferred Stock were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the holders were all either accredited or sophisticated investors familiar with our operations.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03 in its entirety.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 31, 2019, we filed a certificate of designation to create the Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. The Certificate of Designation, which forms a part of our Articles of Incorporation, specifies the terms of the Series A Convertible Preferred Stock.

The holders of shares of Series A Convertible Preferred Stock are entitled to receive dividends equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of Common Stock when, as, and if such dividends are paid on shares of Common Stock.

Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time after the issuance of such share, into one share of our Common Stock. In addition, each share of Series A Convertible Preferred Stock will automatically convert into one share of our Common Stock upon completion of certain corporation transactions, including a reorganization, merger, sale of substantially all of our assets, or the disposition of more than 50% of our voting power.

Each share of Series A Convertible Preferred Stock is entitled to the number of votes to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of voting.

As long as shares of Series A Convertible Preferred Stock are outstanding, we cannot (i) directly or indirectly, enter into, create, incur or assume any new indebtedness for borrowed money, or (ii) incur any liens on our assets, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Convertible Preferred Stock.

With respect to the distribution of assets upon the liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock ranks senior to the Common Stock and subsequent series of preferred stock that may be issued by us in the future.

The foregoing summary description of the Certificate of Designation is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, which is incorporated herein by reference and filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of the Series A Convertible Preferred Stock

10.1	Form of Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2019	Nestbuilder.com Corp.,
a Nevada corporation

/s/ Alex Aliksanyan
	By:	Alex Aliksanyan
	Its:	Chief Executive Officer